UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2005

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1201 Charleston Road

Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 17, 2005, at a meeting of the Board of Directors (the “Board”) of Omnicell, Inc. (the “Company”), the Board amended its compensation plan for each of its non-employee directors (a “Plan”). In addition to stock option grants under the Company's 1999 Equity Incentive Plan (the "1999 Plan") described below and the reimbursement of their expenses incurred in attending Board meetings, each non-employee director will be paid $5,000.00 (the “Payment”) on the first business day of each fiscal quarter in which such non-employee director serves on the Company’s Board, in consideration of such non-employee director’s service on the Company’s Board.  If a non-employee director is elected to the Board on any date after the first business day of a fiscal quarter, the initial Payment to such director shall be made on the date such director is elected to the Board and such director shall thereafter receive a Payment on the first business day of each fiscal quarter in which such director serves on the Company’s Board.

Upon initial election or appointment to the Board, each non-employee director is granted an initial grant on the date of his or her election or appointment to purchase 25,000 shares of the Company’s common stock.  Thereafter, on the day following each annual stockholders meeting, each non-employee director will be granted an annual stock option grant to purchase 6,250 shares of the Company’s common stock. The exercise price of options granted under the 1999 Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The initial option becomes exercisable as to 1/36th of the option shares each month following the date of grant in accordance with its terms and any subsequent annual grant to a non-employee director shall become exercisable as to 1/12th of the option shares each month following the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: June 22, 2005	By:	/s/ Dan S. Johnston
Dan S. Johnston,
Senior Vice President
and General Counsel